Exhibit 10.17

October 16, 2009

VIA PERSONAL DELIVERY

Rae Ann Werner

Re:	Separation Agreement

Dear Rae Ann:

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding the resignation of your employment with Cymer, Inc. (the “Company”) and the related transition. This Agreement shall become effective on the “Effective Date” as defined in Section 10. You and the Company hereby agree as follows:

1. Separation Date. You have tendered, and the Company has accepted, your resignation effective January 8, 2010, or on such earlier date as the Company determines that you have failed to adequately fulfill your obligations pursuant to Section 2 of this Agreement (the “Separation Date”).

2. Transition Services and Salary. During the time period from the date of this letter through December 18, 2009 (the “Transition Period”), you will i) perform all services necessary to fully and effectively complete all corporate and accounting responsibilities in a professional manner; ii) communicate with all internal and external contacts in a positive, professional and business appropriate manner according to the situation; iii) refrain from making any negative or disparaging remarks about the Company, its management, its board of directors, or its employees; iv) refrain from soliciting, encouraging, or in any way suggesting or influencing members of the accounting team to leave, or consider leaving, their employment with the Company; v) ensure that all necessary information has been transitioned to the appropriate employee(s). Although you will not be required to perform services for the Company after the Transition Period has concluded, provided that this Agreement becomes effective and provided that you comply with all material terms of this Agreement, you will continue to receive your base salary in effect as of October 1, 2009 (less standard deductions and withholdings in accordance with the Company’s regular payroll practices) and you will continue to participate in those Company-sponsored benefit programs in which you were enrolled as of October 1, 2009 through the Separation Date.

3. Stock Options. All options previously granted to you to purchase the common stock of the Company (collectively, the “Options”) shall cease to vest effective on the Separation Date. Your right to exercise the Options as to any vested shares will be governed by the relevant plan documents and stock option agreements. Attached hereto as Exhibit A is your Option Statement, specifying the number of vested shares you will hold as of January 8, 2010 provided that such date is the Separation Date.

Rae Ann Werner

October 15, 2009

4. Bonuses. Provided that the Separation Date is January 8, 2010, you will receive the following bonus payments: i) the final payment under the 2006 LTIP Plan ($58,039.88, less required deductions), payable on the first payroll date of 2010; ii) the second payment under the 2007 LTIP Plan ($15,300.30 cash, less required deductions and RSUs due under the plan on January 1, 2010), payable on the first payroll date of 2010; and iii) 2H-2009 bonus plan payment, or an equivalent amount, less required deductions, payable when payments to other employees of the Company pursuant to the 2H-2009 bonus plan are issued.

5. Expense Reimbursement. You will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement no later than February 1, 2010. The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

6. Other Compensation and Benefits. Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, or benefits from the Company.

7. Company Property. Upon the Separation Date, or such earlier date as the Company may specify, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, Company files, business plans, notes, samples, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data).

8. Confidentiality and Publicity. The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement, in confidence, (a) to your immediate family, (b) to your attorneys, accountants, auditors, tax preparers, and financial advisors, and (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

9. Release of Claims. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, stock, equity, commissions, vacation pay, expense reimbursements, severance pay, or fringe benefits; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation,

Rae Ann Werner

October 15, 2009

attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Employee Retirement Income Security Act, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), California Labor Code §970, and the California Fair Employment and Housing Act (as amended).

10. ADEA. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) You should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company, provided that you have not earlier revoked this Agreement (the “Effective Date”) and you will not be entitled to receive any of the benefits specified by this Agreement unless it becomes effective.

11. Section 1542 Waiver. In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

12. Confidential Information and Proprietary Information Obligations. You hereby acknowledge that you have had access to confidential and proprietary information and trade secrets of the Company in connection with your relationship therewith. You hereby acknowledge that such information includes, but is not limited to: (a) inventions, developments, designs, applications, improvements, trade secrets, formulae, methods or processes, discoveries, techniques, plans, strategies and data (hereinafter “Inventions”); and (b) plans for research, development, new products, marketing and selling, information regarding business plans, budgets and unpublished financial statements, licenses, prices and costs, information concerning potential and existing suppliers and customers and information regarding the skills and compensation of employees of the Company; and (c) information and advice relating to the Company’s legal strategies and positions (collectively, with Inventions, hereinafter referred to as “Proprietary Information”). In view of the foregoing, you hereby agree, warrant and acknowledge that:

(a) You will surrender and deliver to the Company no later than December 18, 2010 or such earlier date as specified by the Company all documents, notes, laboratory notebooks,

Rae Ann Werner

October 15, 2009

drawings, specifications, calculations, sequences, data and other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any of the foregoing Proprietary Information.

(b) You have held and will continue to hold in confidence and trust all Proprietary Information and shall not use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company. This commitment is in addition to your obligation to hold in confidence all information subject to the attorney-client privilege.

(c) You have assigned to the Company your entire right, title and interest in and to any and all Inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made, conceived of, reduced to practice, or learned, by you, either alone or jointly with others, during the course of your relationship with the Company.

(d) You will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to Inventions in any and all countries. To that end you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, you will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Your obligation to assist the Company with respect to proprietary rights relating to such Inventions in any and all countries shall continue beyond the termination of your employment, but the Company shall compensate you at a reasonable rate after your termination for the time actually spent by you at the Company’s request on such assistance.

(e) In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as your agents and attorneys in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

(f) You acknowledge your continuing obligation to comply with your Employee Non-Disclosure Agreement (“NDA”), a copy of which is attached as Exhibit C and incorporated by this reference. You represent that you have not violated and will not violate the NDA prior to the Effective Date or thereafter.

Your breach of the foregoing agreements and acknowledgments will result in unique and special harm to the Company and therefore the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Rae Ann Werner

October 15, 2009

13. Non-disparagement. You agree that you will not at any time disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

14. Non-solicitation of Company Employees. You agree that for a period of twelve (12) months immediately following the Separation Date, you shall not either directly or indirectly solicit, induce, recruit, influence, or encourage any of the Company’s employees to leave or curtail their employment with the Company.

15. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. You agree that the foregoing sentence shall not prohibit you from testifying truthfully under subpoena or providing other assistance under compulsion of law. You agree to provide (voluntarily and without legal compulsion) reasonable cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors.

16. No Admissions. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

17. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

18. Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

19. Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Rae Ann Werner

October 15, 2009

20. Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

21. Indemnity. You represent that you have not assigned or otherwise alienated the claims released by this Agreement and that you will indemnify and save harmless the Company from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of said representation.

22. Authorization. You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that you are fully entitled and duly authorized to give the releases herein.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

24. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please sign and date below and return this Agreement to me.

Sincerely,

CYMER, INC.

/s/ Teddi Reilly

Teddi Reilly

Vice President, Global Human Resources

HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.

Dated:	10/19/09	/s/ Rae Ann Werner
Rae Ann Werner